Exhibit (14)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Senior Securities”, “Experts” and “Other Information” and to the use of our reports (a) dated February 26, 2019, with respect to the consolidated financial statements of Portman Ridge Finance Corporation (formerly known as “KCAP Financial, Inc.”) the year ended December 31, 2018, and (b) dated October 15, 2019 with respect to the senior securities table as of December 31, 2018, 2017 and 2016 incorporated by reference in the Registration Statement (Form N-14 No. 333-260074) and related Prospectus of Portman Ridge Finance Corporation.

/s/ Ernst & Young LLP

New York, New York

November 23, 2021